Exhibit 10.10

Environmental Certification and Indemnity Agreement

THIS ENVIRONMENTAL CERTIFICATION AND INDEMNITY AGREEMENT (“Agreement”) is made as of __________ ___, 2018, by APPLIED OPTOELECTRONICS, INC., a Delaware corporation and its heirs, executors, administrators, legal representatives, successors and assigns (“Customer”) in favor of BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“BB&T”) and other “Indemnified Parties” (defined below).

A default under this Agreement shall be a default under the Security Documents, as hereinafter defined:

WHEREAS, the parties are entering into an amendment to a loan, lease, line of credit or other financial transaction (as applicable, the “Financial Transaction”) on the same date of this Agreement as evidenced by documents executed by the Customer which may include a loan agreement, promissory note, mortgage, security deed, deed of trust, assignment of leases, security agreement and other loan documents (collectively the “Security Documents”) which give BB&T a lien or security interest in certain real or personal property as security for Customer’s successful performance of its obligations pursuant to the Financial Transaction; and

WHEREAS, BB&T is unwilling to enter into the Financial Transaction unless Customer provides the indemnifications, representations, warranties, and covenants set forth in this Agreement for the benefit of the Indemnified Parties.

NOW, THEREFORE, in return for good and valuable consideration, the sufficiency of which is hereby acknowledged, and to induce BB&T to enter into the Financial Transaction with Customer, the Customer makes the following covenants, representations, warranties, and indemnifications:

1.	Definitions. Capitalized terms used herein which are not defined below shall have the same meaning as the same terms used in any of the Security Documents.

a.	“Collateral” means the real estate and/or personal property which is offered as security in the Financial Transaction involving Customer as reflected in the Security Documents and/or any other property which may be added or substituted as security by the Customer in the future with BB&T’s approval.

b.	“Environmental Condition” means the presence or release of any Hazardous Substances on, in, about, under or from the Collateral; and shall include any non-compliance with any Environmental Requirements.

c.	“Environmental Law” means any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies or guidelines, as wells as common law, relating to the protection of human health or the environment, and otherwise relating to Hazardous Substances.

d.	“Environmental Requirement” means any administrative orders, directives, judgments, consent orders, permits, licenses, authorizations, consents, settlements, agreements or other formal or informal directions or guidance issued by or entered into with any Governmental Authority or private party, including the provisions of any Environmental Law, which obligate or commit Customer to investigate, remediate, treat, monitor, store, dispose or remove Hazardous Substances.

e.	“Governmental Authority” means any federal, state or local agency, department, court or other administrative legislative or regulatory federal, state or local governmental body, or any private individual or entity acting in place of such entities.

f.	“Hazardous Substances” shall mean any material or substance regulated or identified as hazardous substances, materials, wastes, toxic substances, pollutants, contaminants under or by any Environmental Law.

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g.	“Indemnified Parties” means BB&T and its employees, officers, directors, shareholders, partners, agents, representatives, affiliates and/or subsidiaries, successors and assigns, or any party acting on BB&T’s behalf or through BB&T’s authority or pursuant to any rights under the Security Documents.

h.	“Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

i.	“Losses” means any and all claims, demands, suits, liabilities, actions, proceedings, obligations, debts, damages, costs, expenses (including but not limited to attorneys’ and other professional fees whether in-house or outside professionals), fines, penalties, charges, fees, judgments, awards arising out of any Environmental Condition, including interest on any unpaid sums.

2.	Representations and Warranties. Except as set forth, documented and attached to this document as an addendum by Customer and any written environmental reports provided by Customer, the Customer, upon knowledge and belief, hereby represents and warrants to BB&T that, as of the date of the Security Documents:

a.	The Collateral, if real estate, is not listed on any federal or state list of hazardous waste disposal or contaminated sites, nor is Customer aware of any Environmental Condition which could be the basis for such a listing.

b.	The Collateral was not used for the generation, manufacture, storage, treatment, release, discharge or disposal of Hazardous Substances.

c.	There is no unremediated Environmental Condition on or originating from the Collateral.

d.	There is no lien recorded against the Collateral in connection with any Environmental Condition, nor is there any basis for the recording of such a lien.

e.	The Collateral is in material compliance with applicable Environmental Requirements.

f.	There is no pending, or to the best of Customer’s knowledge threatened, claim, action or proceeding by any Governmental Authority or third party against or in respect to the Customer or the Collateral asserting that either violates any Environmental Requirement.

3.	Covenants. The Customer hereby covenants that:

a.	The Collateral will not be used for the generation, manufacture, storage, treatment, discharge or disposal of Hazardous Substances, except in strict compliance with Environmental Laws.

b.	Customer shall vigorously defend any claim made against Customer or the Collateral arising out of or in connection with any Environmental Condition or violation of any Environmental Requirement.

c.	Customer shall comply promptly and completely, at its sole cost and expense, with any and all Environmental Requirements.

d.	In the event that Customer receives any such notice that it is in violation of any Environmental Requirement, it shall, within five calendar days, deliver to BB&T a copy of such notice and shall promptly and properly remedy any such violation at Customer’s sole expense. The Customer shall, until remedying the violation to the satisfaction of the appropriate Governmental Authority, provide copies of all related and material correspondence, final reports, and studies to BB&T immediately upon issuance or receipt by Customer.

e.	Customer shall not cause or permit to exist as a result of an intentional on unintentional action or omission on its part, the generation, manufacturing, refining, transportation, treatment, storage, handling or disposal of Hazardous Substances on any Collateral, other than in strict compliance with all applicable Environmental Requirements.

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f.	Customer shall not cause or permit to exist any release, spill, leak, pumping, emission, pouring, emptying or dumping of Hazardous Substances, unless done pursuant to and in strict compliance with applicable Environmental Requirements.

g.	Any remedial action performed or permitted by Customer on or affecting the Collateral shall not include a deed restriction or the imposition of institutional engineering controls.

4.	Indemnification/Hold Harmless. Customer hereby agrees to indemnify, defend and hold the Indemnified Parties harmless, at Customer’s sole costs and expense, from and against any and all Losses arising from or in connection with Customer’s failure, refusal or inability, for any reason, to fully observe or comply with any Environmental Requirements in any way affecting or originating from the Collateral. This indemnity is intended to be operable under 42 U.S.C 9607(e)(1), and any successor section thereof, and shall survive the foreclosure, release, or reconveyance of the Security Documents, whether by payment of any debt or any deed-in-lieu of foreclosure of the Collateral.

Customer hereby assigns to the Indemnified Parties any contractual indemnity or hold harmless agreement which benefits Customer relating to Environmental Conditions.

5.	BB&T’s Remedies. In the event that any of the Customer’s representations or warranties shall prove to be materially false when made or Customer fails to satisfy any Environmental Requirement, BB&T, in its sole discretion, may (i) choose to undertake compliance with directives from Governmental Authorities and the Customer agrees to reimburse BB&T for all Losses associated with such compliance; or (ii) seek all legal and equitable remedies available to it including, but not limited to, injunctive relief compelling Customer to comply with all Environmental Requirements relating to the Collateral. BB&T’s rights hereunder shall be in addition to all rights granted under the Security Documents. Payments by Customer under this Agreement shall not reduce Customer’s obligations and liabilities under any of the Security Documents.

In the event BB&T undertakes compliance with Environmental Requirements which Customer failed to perform or which BB&T determines is necessary to permit the sale of the Collateral, Customer authorizes BB&T and/or BB&T’s Agents to prepare and execute, on Customer’s behalf, any manifest or other documentation relating to the removal and/or disposal of any Hazardous Substances from, at or on the Collateral. Customer acknowledges that BB&T does not own, or have a security interest in, any Hazardous Substances which exist on, originates from or affects the Collateral.

6.	License. Customer hereby grants to BB&T an irrevocable license during the term of any of the Security Documents to permit BB&T to enter upon Customer’s property for reasonable assessment, auditing and testing of the Collateral, with all costs and expenses to be borne by the Customer. The purpose of this irrevocable license is solely to permit BB&T to monitor compliance by Customer with applicable Environmental Requirements and to determine the existence of any Environmental Conditions.

Customer also grants to BB&T, until Customer’s obligations under the Security Documents have been fully satisfied, continued unrestricted access in and to all of its existing and future records with respect to Environmental Requirements pertaining to the Collateral, whether or not located at the Collateral, whether or not in the possession of some third party, and whether written, photographic or computerized. BB&T shall have the right to view and copy all of Customer’s records relating to environmental matters and to enter at reasonable times all buildings or facilitates of Customer, its agents and representatives for such purpose. Customer and BB&T agree that this irrevocable license shall not be deemed to give BB&T any operational control over or the financial management of Customer

7.	Limit on Liability. The liability of Customer under this Agreement shall in no way be limited or impaired by:

a.	the value of the Financial Transaction to, or received by, the Customer;

b.	any amendment or modification of any Security Document;

c.	any extensions of time for performance set forth in any Security Document;

d.	any sale, assignment or foreclosure pursuant to any Security Document or any sale or transfer of all or part of any Collateral;

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e.	any exculpatory provisions in any of the Security Documents limiting BB&T’s recourse to the Collateral, or limiting BB&T’s rights to a deficiency judgment against Customer;

f.	the accuracy or inaccuracy of the representations and warranties made by Customer under any of the Security Documents;

g.	the release of Customer, or any of them, or any other person or entity from performance of any term or condition of the Security Documents by operation of law, payment, BB&T’s voluntary act, or otherwise or the release or substitution in whole or part of any security;

h.	any delay on BB&T’s part in exercising any right under this Agreement or any of the Security Documents; or

i.	BB&T’s failure to record or file, or the improper recording of filing of, any Security Document to perfect, protect, secure or insure any security interest or lien given in connection with the Financial Transaction.

8.	Customer’s Waiver. Customer waives any right or claim of right to cause a marshalling of its assets or to cause BB&T to proceed against any of the Collateral before proceeding under this Agreement against Customer, or any of them, or to proceed against any party in any particular order. Until all amounts due or payable to BB&T hereunder and under the Security Documents have been paid in full, Customer expressly waives and relinquishes all rights and remedies (including any rights of subrogation) to recover from any other party by reason of any payments made to BB&T by such party.

Customer further acknowledges and reaffirms, as if set forth here in their entirety, any other waiver provided for any of the Security Documents of any rights of Customer.

9.	Miscellaneous.

a.	Notices. All notices or other written communications hereunder shall be given in accordance with the requirements of the Security Documents, except where noted otherwise herein.

b.	Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the Customer and BB&T and their respective heirs, personal representatives, successors and assigns; provided, however, that Customer will not, without the prior written consent of BB&T in each instance, assign, transfer or set over to any other person, in whole or in part, all or any part of Customer’s obligations, duties or rights hereunder.

c.	Conflicts. In the event of any conflict between the provisions of this Agreement and those of any Security Document, the provisions of this Agreement shall control.

d.	No Oral Change. This Agreement, and any provisions hereof, may not be modified, waived, discharged or terminated except by an agreement in writing signed by the party against whom enforcement of any modification, waiver, discharge or termination is sought.

e.	Headings. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not intended to define or limit, in any way, the scope or intent to the provisions hereof.

f.	Number and Gender. All pronouns refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

g.	Joint and Several Liability. If Customer consists of more than one person or entity, the obligations and liabilities of each hereunder are joint and several.

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h.	Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

i.	Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which BB&T has under the Security Documents or would otherwise have at law or equity.

j.	Inapplicable Provisions. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

k.	Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Collateral is located.

10.	Acknowledgement. Customer acknowledges and agrees that BB&T has not advised, nor is BB&T required to advise, Customer as to any Environmental Requirement. Customer understands and agrees that it is responsible for complying with any and all Environmental Requirements.

IN WITNESS WHEREOF, the undersigned, on the day and year first written above, have caused this instrument to be executed.

WITNESS		APPLIED OPTOELECTRONICS, INC.

/s/ Jerry K. Hu	By:	/s/ Stefan Murry
Jerry K. Hu		Stefan Murry, Chief Financial Officer

/s/ Jerry K. Hu	By:	/s/ David Kuo
Jerry K. Hu		David Kuo, Vice President, General Counsel and Secretary

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